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                                                                  Exhibit 21.1

                     Subsidiaries of MTM Technologies, Inc.

Name of Subsidiary                                Equity Interest   Jurisdiction
------------------                                ---------------   ------------
MTM Advanced Technology, Inc.                          100.0%         New York
Data.Com Results, Inc.                                 100.0          New York
PTI Corporation                                        100.0          Delaware
MTM Hardware Corp.                                     100.0          New York